UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD-Exhibit 1.01
Conflict Minerals Report

Registrant submits this Conflict Minerals Report as Exhibit 1.01 to FORM SD Specialized Disclosure Report and provides the following information:

(1)Due Diligence: A description of the registrant’s reasonable country of origin inquiry and the measures the registrant has taken to exercise due diligence on the source and chain of custody of those conflict minerals follows:

(i)The registrant’s due diligence conforms to the nationally or internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas which can be found at http://www.oecd.org and included the following:

(A)     Registrant’s implementation of an execution plan for a company-wide conflict minerals program including:

(a)Registrant’s adoption of a conflict minerals policy which can be found on registrant’s publicly available Internet website at the following link: http://www.ctscorp.com/resource-center/guidelines-and-policies/Conflict Minerals Policy.

(b)Registrant’s assembly of an internal team to implement, manage and execute registrant’s conflict minerals policy.

(c)Registrant’s adoption of a system designed to allow engagement and communication with the supply-chain and request information relating to the identity of the conflict mineral smelters and refiners used by the supply-chain.

(d)Registrant’s incorporation of registrant’s expectations regarding suppliers’ conflict minerals policies, processes and information disclosures into relevant registrant documents including for example registrant’s conflict minerals policy, registrant’s supplier purchase order terms and conditions, registrant’s supplier contract clauses, and registrant’s correspondence and communication with suppliers.

(B)     Registrant’s identification and assessment of risk in the supply chain including:

(a)	Identification of registrant’s relevant first-tier suppliers.

(b)    Conducting a reasonable country of origin and undertaking due diligence measures including requesting all relevant first-tier suppliers to complete the RMI Conflict Minerals Reporting Template (CMRT) which can be found at http://www.responsiblemineralsinitiative.org, reviewing the information and smelter data provided by relevant first-tier suppliers, and comparing smelters and refiners identified by the supply chain to the RMAP Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org to assess possible risk.

(ii)The due diligence measures did not include and do not require an independent private sector audit of this Conflict Minerals Report.

(iii)Registrant has disclosed above the steps it has taken, and discloses below the steps which registrant will take, to mitigate the risk that its necessary conflict minerals benefit armed groups, including the adoption, monitoring, and tracking of a risk management, mitigation, and corrective action plan including follow-up letters to relevant first-tier suppliers requesting validation of such suppliers or the smelters or refiners used by such suppliers as RMAP Conformant in accordance with, for example, the Responsible Minerals Assurance Process (RMAP).

(2) Product Description: Registrant provides the following general description of the products identified in Item 1.01(b) of Form SD Specialized Disclosure Report:

Electronic Components: XOs, OCXOs, TCXOs, TCVCXOs, VCXOs, jitter attenuators, clock generators, frequency translators, piezoelectric products, resistor networks, RF and EMI/RFI filters, transducers, encoders, shear elements, and sensors.

Automotive Components: actuators, seat belt tension sensors, seat belt buckle and retractor switch sensors, wheel speed sensors, rotary and throttle position sensors, chassis level sensors, fuel card sensors, transmission sensors, and EGR sensors.

Registrant also provides below a list of the facilities used to process the necessary conflict minerals in certain of the products identified above. The country of origin of the conflict minerals is unknown. The efforts to determine the mine or location of origin of the conflict minerals included requesting all relevant first tier suppliers to complete the Responsible Minerals Initiative (RMI) Conflict Minerals Reporting Template (CMRT) which required identification of the mine or location of origin of the conflict minerals, if known.

Conflict Mineral	Facility	Location
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Bangalore Refinery	INDIA
Gold	Caridad	MEXICO
Gold	Chugai Mining	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Elemetal Refining, LLC	US
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	HwaSeong CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Johnson Matthey Inc	US
Gold	Johnson Matthey Ltd	CANADA
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kyoei Metal	JAPAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	Sabin Metal Corp.	US
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA
Gold	So Accurate Group, Inc.	US
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA

Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Tantalum	Duoluoshan	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	US
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	Plansee	AUSTRIA
Tantalum	Tranzact, Inc.	US
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA
Tin	5NPLUS	CANADA
Tin	An Thai Minerals Co., Ltd.	VIETNAM
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM
Tin	Aoki Laboratories Ltd.	US
Tin	China Guangxi Tin Metal Material	CHINA
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Complejo Metalurgico Vinto S.A.	BOLIVIA
Tin	Cooperativa Metalurgica de Rondonia Ltda.	BRAZIL
Tin	CV Tiga Sekawan	INDONESIA
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Co.	VIETNAM
Tin	Elmet S.A. de C.V.	MEXICO
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Ganzhou Liansheng	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Jean Goldschmidt International SA	BELGIUM
Tin	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	Northern Smelter	AUSTRALIA
Tin	Pongpipat Company Limited	MYANMAR
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT O.M. Indonesia	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Shangrao Xuri Smelting Factory	CHINA
Tin	Super Ligas	BRAZIL
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	VQB Mineral and Trading Group JSC	VIETNAM
Tin	Yuntinic Chemical GmbH	GERMANY
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Wolfram Company	RUSSIAN FEDERATION